FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

        Gordon                     Mitchell                      H.
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       (Last)                      (First)                    (Middle)

            445 Park Avenue, 10th Floor
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                                  (Street)

         New York                 New York                      10022
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
         February 17, 2000
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
         Official Payments Corp. ("OPAY")
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)
        Title: Vice President, General Counsel
               ___________________________________
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ---
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]




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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
    Employee Stock Option (Right to Purchase)(1)

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2. Date Exercisable and Expiration Date (Month/Day/Year)

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    Date Exercisable                           Expiration Date
        02/17/01                                   02/16/10

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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares
         Common Stock, par value $0.01                80,000

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4. Conversion or Exercise Price of Derivative Security

                  $37.8125

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

                  Direct

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6. Nature of Indirect Beneficial Ownership (Instr. 5)

                  N/A
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   EXPLANATION OF RESPONSES:

(1) Options granted to the officer under the issuer's 1999 Stock Incentive Plan(the "Plan"). One-third (1/3) of the Options shown in Table II will vest on February 17, 2001 and the remaining two-thirds (2/3) will vest in equal monthly installments over the 24 months thereafter. 7,928 of these Options are deemed to be "Incentive Stock Options" for purposes of Section 422 of the Internal Revenue Code of 1986 and the remaining 72,072 of the Options are deemed to be "Non-Qualified Stock Options." Under the Plan, the Non-Qualified Stock Options are immediately exerciseable but are subject to a right of repurchase by the Company, which right of repurchase lapses commensurate with the vesting schedule for all of the Options referenced in the first sentence of this note.




       /s/ Mitchell H. Gordon                      February 28, 2000
   -----------------------------------             -----------------
   **  SIGNATURE OF REPORTING PERSON                      DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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